Exhibit 99.(a)(1)(iii)

OFFER TO PURCHASE

For Cash Up to 8,956,196 of the Issued and Outstanding Shares of Common Stock
of
Aberdeen Emerging Markets Equity Income Fund, Inc.
at 98% of Net Asset Value Per Share

THE OFFER TO PURCHASE WILL EXPIRE AT 11:59 P.M.,
EASTERN TIME ON JUNE 17, 2019, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS,
INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO PURCHASE
DATED MAY 17, 2019 AND IN THE LETTER OF TRANSMITTAL DATED MAY 17, 2019.

May 17, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the materials listed below relating to the Offer to Purchase, dated May 17, 2019 (the "Offer to Purchase"), of Aberdeen Emerging Markets Equity Income Fund, Inc., a non-diversified, closed-end equity fund incorporated under the laws of the state of Maryland (the "Fund"), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"), pursuant to which the Fund is offering to purchase up to 8,956,196 (approximately 15%) of its issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"). As of May 13, 2019, 59,707,975 Shares were outstanding. The Offer is to purchase Shares for cash, subject to adjustment for fractional Shares, at a price equal to 98% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the NYSE American, the principal market on which the Shares are traded, on the business day immediately following the day the Offer expires (the "Purchase Pricing Date"). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

The Offer will expire at 11:59 p.m., Eastern time on June 17, 2019 (the "Expiration Date"), unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case Expiration Date shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The purchase price, subject to adjustment for fractional Shares, is to be paid in cash at a price equal to 98% of the NAV per Share determined as of the close of the regular trading session of the NYSE American on the Purchase Pricing Date.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. We will not pay any fees or commissions to any broker, dealer or other person (other than Computershare Trust Company, N.A. (the "Depositary") or AST Fund Solutions, LLC (the "Information Agent")) for soliciting tenders of Shares pursuant to the Offer. The Fund will however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to the Instruction, "U.S. Securities Transfer Taxes," of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 24% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" OF THE OFFER TO PURCHASE.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.  The Offer to Purchase dated May 17, 2019;

2.  The Letter of Transmittal for your use and to be provided to your clients;

3.  Notice of Guaranteed Delivery;

4.  Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

5.  Return envelope addressed to Computershare Trust Company, N.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CAUSE YOU OR ANY OTHER PERSON TO BE THE AGENT OF ABERDEEN EMERGING MARKETS EQUITY INCOME FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

The Offer is not being made to, nor will the Fund accept tender of Shares from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction.

As described in the Offer to Purchase under Section 4, "Procedures for Tendering Shares for Purchase," tenders may be made without the concurrent deposit of stock certificates if: (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depositary Trust Company), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary on the second NYSE American trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY SHARES.

For additional information or copies of the enclosed material, please contact the Information Agent at (800) 467-0743.

Very truly yours,
Aberdeen Emerging Markets Equity Income Fund, Inc.

By:

Name:  Christian Pittard
Title:  President